Exhibit 99.5

[LETTERHEAD OF J.P. MORGAN SECURITIES LLC]

The Board of Directors

GenOn Energy, Inc.

1000 Main Street

Houston, Texas 77002

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 20, 2012, to the Board of Directors of GenOn Energy, Inc. (“GenOn”) as Annex D to, and reference thereto under the headings “THE MERGER — Background of the Merger,” “THE MERGER — GenOn Board of Director’ Recommendation and Its Reasons for the Merger,” “SUMMARY — Opinions of Financial Advisors — GenOn Financial Advisor” and “THE MERGER — Opinion of GenOn’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving GenOn and NRG Energy, Inc. (“NRG”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of NRG (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ J.P. Morgan Securities LLC.
J.P. MORGAN SECURITIES LLC

August 15, 2012